Exhibit 99.1

1000 Louisiana, Suite 4300
Houston, TX 77002
713.584.1000
www.targaresources.com
Targa Resources Partners LP Prices $250 Million of Senior Notes
HOUSTON June 30, 2009 Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NASDAQ: NGLS) and its subsidiary Targa Resources Partners Finance Corporation announced today the pricing of $250 million of senior unsecured notes. The 11.25% notes mature July 2017 and were priced at 94.973% of the principal amount to yield 12.25%.
The offering is expected to close on July 6, 2009, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to reduce borrowings under its senior secured credit facility and for general partnership purposes, including working capital and acquisitions.
The offering has not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer